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                                                                EXHIBIT 10.15
                        McLAREN AUTOMOTIVE  GROUP, INC.

                              EMPLOYMENT AGREEMENT

This Agreement made and entered into as of this 20TH day of April 1999 by and between McLaren Automotive Group, Inc., a corporation duly organized and existing under and pursuant to the laws of the State of Delaware, with its principle offices located at 600 C Ward Drive, Santa Barbara, California 93111 (hereinafter referred to as "MAG") and Wiley R. McCoy an individual residing in Oakland County, Michigan (hereinafter referred to as "McCoy").

Witnesseth:

Whereas, MAG is engaged in the development, marketing, sale and use of intellectual properties and wishes to employ McCoy starting April 20, 1999, in the position of President and Chief Operating Officer of MAG and

Whereas, MAG will employ McCoy and McCoy will accept employment by MAG, as its President and Chief Operating Officer, pursuant to the terms hereof.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

      1. Employment Term: MAG agrees to employ McCoy and McCoy agrees to work for MAG. The initial term of McCoy's employment shall begin on the twentieth day of April 1999 and shall continue until the nineteenth day of April 2001. Thereafter, McCoy's employment shall be renewed for an additional two (2) years unless either party gives to the other no less than ninety (90) days written notice prior to April 19, 2001 that this Agreement will be terminated at the end of the initial term.

      2. Scope of Employment: McCoy will manage and direct MAG and will have such other duties as may be assigned to him, from time to time, by the Board of Directors of MAG. McCoy will also serve on the Board of Directors of MAG and in addition will serve in administrative capacities as may be required and/or directed by the Board of Directors of MAG and be expected to attend to any other matters generally falling within the scope of the President and Chief Operating Officer. In addition McCoy will continue to manage the day to day activities of McLaren Engines, Inc., as President and Chief Operating Officer of this subsidiary unit of MAG.

      3.    Compensation and Benefits:

            (a) MAG shall pay to McCoy as compensation for the services to be rendered by McCoy hereunder an annual base salary of One Hundred Forty Thousand Dollars
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($140,000.00) payable in 26 equal consecutive installments of Five Thousand
Three Hundred Eighty four and 62/100 Dollars ($5,384.62) each on Friday of every second week. Such installments are subject to all legally required Federal and State withholding amounts. McCoy's salary shall be increased by an amount equal to ten percent (10%) of his annual base salary on October 1, l999 subject to the review and approval of the Board of Directors. In the event this Agreement should continue after the initial term, McCoy's base salary shall be adjusted annually as of October 1st each year there after to reflect any percentage increase in the cost of living index published by the United States Government for the greater Los Angeles-Long Beach area.

            (b) In addition, McCoy shall receive 25,000 options to purchase stock in MAG annually. On October 1st 1999 the aforementioned 25,000 options shall be increased to 30,000 annually, such increase to be subject to the review and approval of the Board of Directors. All such option grants shall be subject to MAG's Stock Option Plan as amended from time to time.


            (c) In addition to the compensation hereinabove set forth, McCoy shall be entitled to participate in such other fringe benefit programs from MAG as may be made available to other executives of MAG from time to time, including, but not limited to, bonuses, stock options, profit sharing, auto allowance, cellular phone, merit increases, health insurance programs, vacation and other such programs as may be determined by MAG's Chief Executive Officer and /or its Board of Directors. McCoy shall be reimbursed for all reasonable, ordinary and necessary business expenses incurred for the benefit of MAG subject to MAG's policies and procedures.

     4.     Termination:

            (a) If this Agreement is terminated at will by MAG prior to the expiration of the initial or any succeeding term, MAG's sole obligation to McCoy shall be (i) to pay to McCoy a severance payment equal to the then current annual base salary of McCoy at the time of termination payable in equal monthly installments on the last business day of each month for twelve (12) months following the effective date of termination; and (ii) to reimburse McCoy for the COBRA health insurance premiums paid by McCoy for the twelve (12) month period following termination. If McCoy obtains other employment during this twelve (12) month period, the amount of severance paid each month may be reduced by MAG by the amount of compensation paid each month by the other employer and, if McCoy receives health insurance from any source during such twelve (12) month period, MAG will not be obligated to reimburse McCoy for his COBRA payments.

            (b) This agreement may be terminated for cause without any continuing obligation to McCoy by MAG. Cause shall be any action or actions by McCoy that are determined prosecutable as criminal in a court of competent jurisdiction.

      5. Arbitration: Any controversy or claim arising out of or relating to this agreement, or breach thereof, shall be settled by binding arbitration in Santa Barbara, California before a
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panel of arbitrators selected as follows: within ten (10) days of demand by either party for arbitration, each party will select on arbitrator and those two will select a third arbitrator, and those three shall constitute the panel. The arbitrator's decision will be by majority vote. The arbitration shall not be appealable by either party. The rules of the American Arbitration Association shall govern, and the decision of the arbitrators shall be final and binding and judgement on the award may be entered by any court of competent jurisdiction.

      6. Entire Agreement: The foregoing constitutes the entire Agreement between the parties and no modification of any of the provisions hereof shall be binding upon either McCoy or MAG unless in writing signed by the party against whom such modification is sought to be enforced.

      7. Interpretation: This Agreement has been submitted to the scrutiny of all parties hereto and of counsel. This Agreement shall be controlled by the laws of the State of California without regard to its conflicts of laws principles.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

McLAREN AUTOMOTIVE GROUP, INC.               WILEY R. McCOY

By: /s/ Lawrence Cohen                       By: /s/ Wiley R. McCoy
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Its: Chairman of the Board of Directors

By: /s/ John C. McCormack
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     Member Compensation Committee

By: /s/ Nicholas P. Bartolini
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     Member Compensation Committee

By:
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     Member Compensation Committee